EXHIBIT 99.1

Harsco Corporation Names Henry Knueppel to Board of Directors

HARRISBURG, Pa., Aug. 19, 2008 (GLOBE NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) announced today that Henry W. Knueppel, Chairman and Chief Executive Officer of Regal Beloit Corporation, has been named to the Harsco Board of Directors.

At Regal Beloit, Mr. Knueppel leads a multi-national organization with operations throughout North America, Europe and Asia serving the HVAC, industrial motor, power transmission and power generation markets. Under his leadership, Regal Beloit has significantly expanded its international footprint into China, India and other emerging markets, and has embraced a strong Economic Value Added (EVA(r)) and Lean Six Sigma business culture that has underpinned substantial growth in the company's operating performance. He has served with Regal Beloit in increasingly senior management responsibilities since 1979 and holds degrees from Ripon College and the University of Wisconsin, Whitewater. The addition of Mr. Knueppel to the Harsco Board, which will be effective September 1, 2008, will bring its current membership to 11, of whom nine are independent directors.

Harsco Chairman and CEO Salvatore D. Fazzolari said, "We enthusiastically welcome Henry Knueppel to the Harsco Board, not only for his ongoing executive leadership and global growth experience, but also for the core values to which he has committed himself and the entire Regal Beloit organization for integrity, continuous process improvement and shareholder value creation, all of which are in direct alignment with our own Harsco values."

Harsco Corporation is one of the world's leading diversified industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and development, including infrastructure, metals and railways. The Company employs approximately 23,000 people in 50 countries of operation and recorded 2007 global sales of $3.7 billion. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com